UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 28, 2008

Allied Waste Industries, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14705	88-0228636
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

18500 North Allied Way, Phoenix, Arizona		85054
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(480) 627-2700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 22, 2008, Allied Waste Industries, Inc. (the "Company") and Republic Services, Inc. entered into a merger agreement. As a result of the anticipated completion of the merger prior to the end of the year, the Management Development/Compensation Committee (the "MDCC") on October 28, 2008 voted to terminate the Company’s 2008 Management Incentive Plan and Senior Management Incentive Plan (collectively the "MIPs") and adopt a new bonus plan that can be paid on or about the closing of the merger with Republic. The new plan takes into account the anticipated completion of the merger prior to the year end. Under the new plan, bonuses will be determined on the same basis as they would have been determined under the MIPs except that they will be based on actual financial results through the most recently available month end and forecasted results for the remainder of the year, as reviewed by the Company’s Audit Committee and the MDCC. The bonuses will be paid on or around the completion of the merger to participants in the original MIPs who are employed by the Company on the date of the merger or, if earlier, date of payment. This will make the timing of bonus payments for Allied’s employees consistent with the payment of bonuses to Republic’s employees.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allied Waste Industries, Inc.

November 3, 2008	By:	Peter S. Hathaway

Name: Peter S. Hathaway
Title: Executive Vice President and Chief Financial Officer